Exhibit 10.7: Base Salaries of Named Executive Officers

     Effective March 1, 2005, the following are the base salaries (on an annual basis) of the named executive officers (as defined in Item 402(a)(2) of Regulation S-B) of Alliance Bankshares Corporation.

Thomas A. Young, Jr.	$240,000
President & CEO

Paul M. Harbolick, Jr.	$160,000
Executive Vice President & CFO

Frank H. Grace, III	$170,000
President, Alliance Home Funding, LLC

Craig W. Sacknoff	$133,000
Senior Vice President

John B. McKenney, III (1)	$125,000
Senior Vice President & Chief Credit Officer

(1)	Mr. McKenney is expected to become a named executive officer in 2005.